Exhibit 5

July 20, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-1004

Re:	Northern Trust Corporation - Registration Statement on Form S-8

Covering the Registration of 18,000,000 Shares of Common Stock

under the Amended and Restated Northern Trust Corporation 2002 Stock Plan

Ladies and Gentlemen:

We have acted as counsel to Northern Trust Corporation, a Delaware corporation (the “Corporation”), in connection with the Corporation’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of 18,000,000 shares of the Corporation’s common stock, $1.66-2/3 par value per share, including the associated Preferred Stock Purchase Rights (collectively, the “Stock”), issuable pursuant to the Amended and Restated Northern Trust Corporation 2002 Stock Plan (the “Plan”).

In that connection, we have examined such documents and have made such factual and legal investigations as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, it is our opinion that those shares of Stock covered by the Registration Statement that are issued in accordance with the terms of the Plan will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

SCHIFF HARDIN LLP

By:	/s/ Robert J. Regan
Robert J. Regan